Exhibit 4.4

Investors’ Rights Agreement

GUSHAN ENVIRONMENTAL ENERGY LIMITED

INVESTORS’ RIGHTS AGREEMENT

20 September 2007

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 20th day of September 2007, by and among Gushan Environmental Energy Limited (the “Company”), a company incorporated in the Cayman Islands, the investors listed on Schedule A hereto, each of which is herein referred to as the “Investor”, and the holders of shares listed on Schedule B hereto, each of which is herein referred to as a “Ordinary Shareholder”.

RECITALS

WHEREAS, the Investors are the holders of notes in the aggregate amount of US$25,000,000 (the “Notes”) convertible into shares of the Company (the “Ordinary Shares”); and

WHEREAS, the Company, Mr. Yu Jianqiu and the other Ordinary Shareholders wish to provide further inducement to the Investors to purchase the Notes by providing the Investors with certain rights pursuant to this Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Holders (as defined in Section 1.1 below) shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to offer publicly or list such securities for trading on a recognized securities exchange:

1.1 Definitions. For purposes of this Sections 1, 2 and 3A:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Deed of Adherence” means the deed of adherence substantially in the form of Schedule C hereto.

(c) The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person owning Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace (as applicable, the “Stock Exchange”) approved by the Board of Directors of the Company (the “Board of Directors”).

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “Ordinary Shares Equivalents” means, (i) with respect to any Holder or Shareholder, the aggregate number of Ordinary Shares owned by such person together with the number of Ordinary Shares issuable upon conversion or exercise of all convertible and exercisable securities then owned by such person, and (ii) with respect to the Company, the aggregate number of Ordinary Shares in issue and outstanding together with the number of Ordinary Shares issuable upon conversion or exercise of all convertible and exercisable securities then in issue and outstanding.

(h) The term “Qualified Public Offering” means the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering of Ordinary Shares in the United States that has been registered under the Act with a per share price that reflects a valuation of the Company of not less than US$265,000,000 in the aggregate or an equivalent amount in any foreign currency, or in a similar public offering of Ordinary Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such public offering is equivalent to the aforementioned in terms of price and regulatory approval.

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Notes, (ii) any Ordinary Shares issued or sold to the Investors, or issuable to the Investors upon conversion or exercise of other securities issued or sold to the Investors, in each case pursuant to Section 2.3, Section 3.2 or Section 3.3 of this Agreement and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(k) The number of shares of Registrable Securities outstanding shall be determined by the number of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(l) The term “Rule 144” shall mean Rule 144 under the Act.

(m) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

(n) The term “SEC” shall mean the Securities and Exchange Commission.

(o) The term “Shareholders” shall mean the Investors and the Ordinary Shareholders.

(p) The term “Tiger Holder” means Tiger Global Private Investment Partners III, L.P., Feroz Dewan or any of their respective assignees thereof in accordance with Section 1.11 hereof.

(q) The term “UCI Holder” means United Capital Investment China Venture III Limited and KTB/UCI China Ventures I Limited or any of their respective assignees thereof in accordance with Section 1.11 hereof.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from a Tiger Holder or Tiger Holders or a UCI Holder or UCI Holders of twenty percent (20%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate proceeds of at least US$5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in the case of a registration requested by a Tiger Holder, after the Company has effected two (2) registrations pursuant to this Section 1.2 at the request of Tiger Holders, and such registrations have been declared or ordered effective (and have not been subject to a “stop order” or otherwise withdrawn); or

(ii) in the case of a registration requested by a UCI Holder, after the Company has effected one (1) registration pursuant to this Section 1.2 at the request of UCI Holders, and such registration has been declared or ordered effective (and has not been subject to a “stop order” or otherwise withdrawn); or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.8, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of the Company’s shares, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities are first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Qualified Public Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included in such offering or (ii) any securities held by an Ordinary Shareholder be included in such offering if any Registrable Securities held by any Holder (and that such Holder has requested to be registered) are excluded from such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form F-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company shares plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered); or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to this Section 1.4.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time (provided that such right shall be exercised by the Company not more than once in any twelve (12) month period) the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would, in the good faith judgment of the Board of Directors:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days during which the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of eighty percent (80%) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that is permitted under this Agreement provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of eighty percent (80%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Qualified Public Offering or (ii) as to any Holder, such earlier time after the Qualified Public Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Ordinary Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144.

2. Covenants of the Company and Certain Shareholders.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Shareholder (or transferee of the Shareholder provided the transfer of securities to such transferee is permitted under this Agreement) that holds at least 1.8% of all the Ordinary Shares Equivalents in issue and outstanding or each Noteholder (together with its affiliates) holding Notes with an aggregate principal amount of not less than US$5,000,000 (a “Major Investor”), with respect to itself and its subsidiaries on a consolidated basis:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated financial statements, including an income statement for such fiscal year, a balance sheet and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of recognized standing in the PRC and internationally selected by the Company;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited consolidated income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year end audit adjustment; and

(f) such other information relating to the financial condition, business or corporate affairs of the Company as the Investors may from time to time reasonably request (including, but not limited to, a capitalization table provided annually), provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s and any of its subsidiaries’ properties, to examine their books of account and records and to discuss the Company’s and any of its subsidiaries’ affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investors; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Shareholder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, the term “Shareholder” includes any partners, members and affiliates of a Shareholder. A Shareholder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate, provided, however, that such partner, member or affiliate of that Shareholder who is not a party to this Agreement shall not be allotted or issued any Shares unless and until it has delivered to the Company a duly executed Deed of Adherence. For purposes of this Section 2.3, “affiliates” means any person that (i) Tiger Holder or UCI Holder (as the case may be) controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, (ii) is under common control with Tiger Holder or UCI Holder (as the case may be) or (iii) controls, directly or indirectly, Tiger Holder or UCI Holder (as the case may be).

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of the Company’s shares (“Shares”), the Company shall first make an offering of such Shares to each Shareholder in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 5.5 (“Notice”) to the Shareholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty-five (25) calendar days after receipt of the Notice, each Shareholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of Ordinary Shares Equivalents held by such Shareholder (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Ordinary Shares Equivalents then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Shareholder that elects to purchase all the shares available to it (a “Fully Exercising Shareholder”) of any other Shareholder’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully Exercising Shareholder may elect to purchase that portion of the Shares for which Shareholders were entitled to subscribe but which were not subscribed for by the Shareholders that is equal to the proportion that the number of Ordinary Shares Equivalents held by such Fully Exercising Shareholder (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Ordinary Shares Equivalents then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).

(c) If all Shares that Shareholders are entitled to obtain pursuant to subsection 2.3(b) are not elected to be obtained as provided in subsection 2.3(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice, provided, however, that no Shares shall be allotted or issued to such offeree unless and until such offeree has delivered to the Company a duly executed Deed of Adherence as a condition precedent to any such offer. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Shareholders in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) Ordinary Shares issued pursuant to a share split or similar reorganization; (ii) Ordinary Shares issued or issuable upon conversion of a Note; (iii) securities issued in connection with a bona fide business acquisition by the Company; (iv) securities issued or issuable pursuant to strategic transactions entered into for primarily non-equity financing purposes; (v) securities issued or issuable pursuant to equipment lease financings or bank credit arrangements entered into for primarily non-equity financing purposes; or (vi) any securities offered in a Qualified Public Offering.

2.4 Actions Requiring Investors’ Consent. The Company shall take all necessary actions to cause each of its subsidiaries not to, without the prior written approval of the Holders of a majority of the then outstanding Registrable Securities, amend, waive or otherwise modify any provision of a service agreement or non-competition agreement with any of Mr. Yu Jianqiu, Mr. Chen Deyu, Mr. Chen Zihong, Mr. Chen Gonghao, Ms. Chen Huiming, Mr. Li Junxiong, Mr. Zhang Bin, Mr. Yang Zhao and Mr. Gao Mingshen and the Confidentiality, Non-Compete and Intellectual Property Rights Agreement attached hereto as Annex A (the “Confidentiality Agreement”).

2.5 Insurance. The Company shall maintain fire, property and casualty insurance coverage for all of the Company and its subsidiaries other than Fujian Gushan Bio-diesel in amounts and on terms acceptable to the Investors holding a majority of the outstanding principal amount of the Notes provided that such insurance coverage is generally available in the PRC insurance markets on commercially reasonable terms.

2.6 Confidentiality; Non-Compete. Mr. Yu Jianqiu shall be subject to, and agrees for the benefit of the Company and the Investors to be bound by, the terms of the Confidentiality Agreement. Mr. Yu Jianqiu hereby represents and warrants that he fully acknowledges and accepts all terms addressed in Annex A.

2.7 Term of Service. Mr. Yu Jianqiu agrees for the benefit of the Company and the Investors to provide his services on a full time basis as Chairman of the Company for a period of at least two (2) years following the date hereof and shall carry on any activities that the Company may assign to him.

2.8 SAFE Registration. As soon as practicable and in any event not later than thirty (30) days following the date hereof the Company, Mr. Yu Jianqiu, Mr. Chen Zihong and Mr. Chen Gonghao shall complete the overseas investment foreign exchange registration procedures as required under the circular issued on October 21, 2005 by the State Administration of Foreign Exchange on “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles” and all regulations, rules and other policies adopted by the government of the PRC in response to the circular, including without limitation with respect to Handan Gushan Bio-sources Energy Co., Ltd., and provide all relevant documents in connection therewith as reasonably required by the Investors.

3. Restrictions on Transfer of Equity Securities.

3.1 Definitions.

(a) Change of Control. For purposes of this Section 3, the term “Change of Control” shall mean, in relation to any Corporate Holder (as defined below):

(i) the power, whether held directly or indirectly (such as through interposed entities) and by whatever means (and whether or not enforceable at law or in equity): (1) to exercise, or control the exercise of, more than or equal to half the voting power attaching to equity in that Corporate Holder; (2) to Transfer (as defined below), or control the Transfer of, more than or equal to half (by value) of the equity in that Corporate Holder; (3) to appoint, or control the appointment of, directors of that Corporate Holder having more than or equal to half of the votes at board meetings; or (4) to determine, or control the determination of, substantially the conduct of that Corporate Holder’s business activities or decisions regarding the equity it holds; or

(ii) the economic benefit and risk associated with more than or equal to half of the equity in that Corporate Holder,

resides with any persons other than those holding that power or benefit on the date on which that Corporate Holder becomes a party to this Agreement.

(b) Corporate Holders. For purposes of this Section 3, the term “Corporate Holder” shall mean any Holder which is a corporate entity.

(c) Delivery. For purposes of this Section 3, the term “Delivery” shall have the meaning set forth in Section 5.8 below.

(d) Equity Securities. For purposes of this Section 3, the term “Equity Securities” shall mean any securities now or hereafter owned or held by a Holder (or a transferee in accordance with Section 3.5 herein) having voting rights in the election of the Board of Directors, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any of the foregoing including, without limitation, the Notes.

(e) Holders. For purposes of this Section 3, the term “Holders” shall mean the Investors and the Ordinary Shareholders or persons who have acquired shares from the Investors or the Ordinary Shareholders or their transferees or assignees in accordance with the provisions of this Agreement.

(f) Majority Ordinary Shareholders. For purposes of this Section 3, the terms “Majority Ordinary Shareholders” shall mean Mr. Yu Jianqiu, Mr. Chen Zihong and Mr. Chen Gonghao and a “Majority Ordinary Shareholder” shall mean any of them.

(g) Parties. For purposes of this Agreement, the term “Parties” shall mean the Company, the Investors and the Ordinary Shareholders.

(h) Transfer. For purposes of this Section 3, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

3.2 Rights of Refusal.

(a) Transfer Notice. If at any time a Holder proposes to Transfer Equity Securities (a “Selling Holder”), then the Selling Holder shall promptly give the Company and each other Holder who is not affiliated with the Selling Holder (a “Remaining Holder”) written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity

Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 3.5, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Holder in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.2(e). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 3.2(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Remaining Holders pursuant to subsection 3.2(d).

(c) Additional Transfer Notice. Subject to the Company’s option set forth in Section 3.2(b), if at any time the Selling Holder proposes a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Holder shall give each Remaining Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Remaining Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Remaining Holders’ Right of First Refusal. (i) Each Remaining Holder shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Holder set forth in Section 3.2(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Remaining Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of Section 3.2 (d) and 3.2 (e)), by notifying the Selling Holder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that he, she or it wishes to purchase (the “Participating Holder Notice”). Each Remaining Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Ordinary Shares Equivalents (as defined in Section 1.1) owned by such Remaining Holder on the date of the Transfer Notice and denominator of which shall be the total number of Ordinary Shares Equivalents (as defined in Section 1.1) held by all Remaining Holders on the date of the Transfer Notice.

(ii) In the event any Remaining Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under subsection 3.2(d)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Remaining Holders, and shall offer the Participating Holders the right to acquire the unsubscribed shares. Each Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Holder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 3.2(d)(ii), the numerator shall be the same as that used in Section 3.2(d)(i) above and the denominator shall be the total number of Ordinary Shares Equivalents (as defined in Section 1.1) owned by all Participating Holders on the date of the Transfer Notice. Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Holder of such allocation.

(e) Payment. (i) The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.2(e).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Holder and the Company (or the Participating Holders) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Remaining Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Company (and the Participating Holders), with half of the cost borne by the Company and the Participating Holders pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 3.2. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

3.3 Right of Co-Sale.

(a) In the case of a transfer by any of the Majority Ordinary Shareholders (the “Selling Ordinary Shareholder”), to the extent the Company and the Remaining Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.2, then each Holder other than the Selling Ordinary Shareholder (a “Co-Sale Holder” for purposes of this Section 3.3) that notifies the Selling Ordinary Shareholder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 3.2(c), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-Sale Holder’s notice to the Selling Ordinary Shareholder shall indicate the number of shares of the Company that the Co-Sale Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Selling Ordinary Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Co-Sale Holder may sell all or any part of that number of shares of the Company equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 3.2 by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Note) owned by the Co-Sale Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Note) owned by the Selling Ordinary Shareholder and all of the Co-Sale Holders on the date of the Transfer Notice.

(c) Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Ordinary Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares that such Co-Sale Holder elects to sell; or

(ii) that number of Equity Securities that are at such time convertible into the number of Ordinary Shares that such Co-Sale Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Co-Sale Holder shall convert such Equity Securities into Ordinary Shares and deliver Ordinary Shares as provided in this Section 3.3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The share certificate or certificates that the Co-Sale Holder delivers to the Selling Ordinary Shareholder pursuant to Section 3.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Ordinary Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Selling Ordinary Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Ordinary Shareholder shall purchase such shares or other securities from such Co-Sale Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

3.3A Change of Control. A Change of Control in any Corporate Holder shall be construed as a Transfer of all the Equity Securities held by that Corporate Holder. In the event of a Change of Control in any Corporate Holder, each of the Company and each other Shareholder (as defined in Section 1.1) who is not affiliated with that Corporate Holder shall be entitled to at any time after it has knowledge of such event to purchase the Equity Securities held by that Corporate Holder in accordance with Section 3.2 on no less favourable terms (including the price) on which such Change of Control has been effected and the provisions of Section 3.2 shall apply, mutatis mutandis, as if that Corporate Holder has served a Transfer Notice in respect of all its Equity Securities to the Company and each other Shareholder who is not affiliated with that Corporate Holder.

3.4 Non-Exercise of Rights. To the extent that the Company and the Remaining Holders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 3.2 and, with respect to transfers by a Majority Ordinary Shareholder, the Co-Sale Holders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 3.3, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third party transferee(s) shall acquire the Offered Shares and the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement, provided, however, that no Selling Holder may sell or transfer its Equity Securities under Section 3.2 unless and until such transferee(s) have delivered to the Company a duly executed Deed of Adherence (as defined in Section 1.1) as a condition precedent to any such Transfer. In the event the Selling Holder does not consummate the sale or disposition of the Offered Shares or the Remaining Shares, as the case may be, within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights, the Remaining Holders’ first refusal rights and, with respect to transfers by Majority Ordinary Shareholders, the Co-Sale Holder’s co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the Company, the Holders and the Co-Sale Holders under this Section 3 to purchase Equity Securities from the Selling Holder or participate in sales of Equity Securities by the Selling Ordinary Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Ordinary Shareholder.

3.5 Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 3.2 and 3.3 of this Agreement, the first refusal rights of the Company, the first refusal rights of the Remaining Holders and the co-sale rights of the Co-Sale Holders shall not apply to:

(a) the Transfer of Equity Securities to any spouse or member of Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Holder’s spouse or members of the Holder’s immediate family, or to a trust for the Holder’s own self, or a charitable remainder trust;

(b) the transfer of Ordinary Shares from Ideanew Profits Limited and/or Bentley Development Limited to Mr. Yu Jianqiu pursuant to clause 6.1 of a letter agreement dated 12 December, 2005 and entered into between Mr. Yu Jianqiu, the Company, Ideanew Profits Limited and Bentley Development Limited (as supplemented by a supplemental letter agreement dated 16 February, 2006 between Mr. Yu Jianqiu, the Company, Ideanew Profits Limited and Bentley Development Limited) (the “Letter Agreement”);

(c) the transfer of Ordinary Shares from Mr. Yu Jianqiu to each of Ideanew Profits Limited, Bentley Development Limited (pursuant to clause 6.2 of the Letter Agreement), Po Sang Group Limited, Good Concept Investments Limited and Peace Shine Limited upon issuance of any Ordinary Shares so that such persons shall remain Shareholder of approximately 7.8%, 3.9%, 5%, 1.5% and 1.5% (subject to proportional adjustments for any reduction in their shareholdings after the date hereof) respectively at all times of the total number of Ordinary Shares in issue and outstanding; or

(d) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended;

(e) the Transfer of Ordinary Shares Equivalents (as defined in Section 1.1) held by any Investor to any of its affiliates which that Investor controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, provided, however, in the event that such transferees cease to be the affiliates of that Investor, such Ordinary Shares Equivalents (as defined in Section 1.1) must be transferred to that Investor or its affiliates forthwith;

(f) the Transfer of Ordinary Shares Equivalents (as defined in Section 1.1) held by any Investor in a distribution or series of related distributions to any of its members, shareholders or partners pursuant to that Investor’s organizational documents; and

(g) the transfer of any Ordinary Shares held by Billion Ally International Limited (“Billion Ally”) to any of its affiliates which Billion Ally or any of its group companies controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, provided, however, in the event that such transferees cease to be the affiliates of Billion Ally, such Ordinary Shares must be transferred to Billion Ally or its affiliates forthwith;

provided, however, in the event of any transfer made pursuant to one of the exemptions provided by clause (a), (b), (c), (e), (f) or (g), (i) the Holder shall inform the other Holders of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have delivered a duly executed Deed of Adherence (as defined in Section 1.1) as a condition precedent to any such Transfer. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Holder” for purposes of this Agreement.

3.6 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Holder will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) In the event that a Majority Ordinary Shareholder should sell any Equity Securities in contravention of the co-sale rights of the Co-Sale Holders under Section 3.3 (a “Prohibited Transfer”), the Co-Sale Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (c), and all the Majority Ordinary Shareholders shall be bound by the applicable provisions of such option.

(c) In the event of a Prohibited Transfer, each Co-Sale Holder shall have the right to sell to the Majority Ordinary Shareholders the type and number of shares of Equity Securities equal to the number of shares each Co-Sale Holder would have been entitled to transfer to the third-party transferee(s) under Section 3.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Majority Ordinary Shareholders shall be equal to the price per share paid by the third-party transferee(s) to the Majority Ordinary Shareholders in the Prohibited Transfer. The Majority Ordinary Shareholders shall also reimburse each Co-Sale Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Co-Sale Holder’s rights under Section 3.3.

(ii) Within ninety (90) days after the later of the date on which the Co-Sale Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Co-Sale Holder shall, if exercising the option created hereby, deliver to the Majority Ordinary Shareholders the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Majority Ordinary Shareholders shall, upon receipt of the certificate or certificates for the shares to be sold by a Co-Sale Holder pursuant to this Section 3.6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 3.6(c)(i), in cash or by other means acceptable to the Holder.

3A. Listing Matters

3A.1 Each of the Company, the Investors and the Ordinary Shareholders acknowledges that it is the common intention to do all such acts to seek a Qualified Public Offering.

3A.2 In the event of a Qualified Public Offering, each of the Investors and the Ordinary Shareholders undertakes to the Company:

(a) not to block or veto the Initial Offering;

(b) to promptly provide to the Company all necessary or requisite consents and effect such agreements as reasonably required for the Initial Offering; and

(c) to cooperate in the preparation of the Initial Offering when so reasonably requested by the Company.

3A.3 In the event of a Qualified Public Offering, without limiting anything aforesaid in Section 3A.2, each of the Investors shall:

(a) provide all reasonably necessary information as required by the Stock Exchange, the U.S. Securities and Exchange Commission (“SEC”) or other relevant regulatory authorities for the preparation of the Initial Offering (including without limitation the nature of business of the Investors and the shareholding structure of the Investors); and

(b) sign and execute such reasonable undertakings and documents as reasonably required by the Stock Exchange, the SEC or other relevant regulatory authorities in relation to the Initial Offering.

3A.4 In the event of a Qualified Public Offering, each of the Investors hereby represents, warrants and undertakes to the Company that in the event of conversion of the Notes and the Initial Offering, it will comply with all the laws, rules and regulations of the applicable governmental authority and restrictions under the applicable listing rules and requirements of the Stock Exchange on the disposal by it or by any registered holder on its behalf, of any Conversion Shares (as defined in the Subscription Agreement).

4. Deleted.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Investors provided the transfer of securities to the Investors is permitted under this Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, holders of eighty-nine percent (89%) of the Ordinary Shares Equivalents (as defined in Section 1.1) held by all of the Investors (or their transferee) and the holders of a majority of the Ordinary Shares held by the Ordinary Shareholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Party (and there successors and transferees). Copies of proposed amendments or waivers shall be sent to all Ordinary Shareholders even if their consent is not being sought; and prompt notice of the adoption of any amendment to or waiver of any term of this Agreement, together with copies of such executed amendment or waiver, shall be sent to each Ordinary Shareholder whose written consent thereto was not obtained.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.7 Termination.

(a) Subject to Section 5.7(b), Sections 2, 3, 3A and 4 of this Agreement shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

(b) This Agreement shall terminate and be of no further force or effect upon the consummation of the Qualified Public Offering (as defined in Section 1.1) on a Stock Exchange where all the Registrable Securities then in issue and outstanding and held by the Holder (as defined in Section 1.1) become transferrable without restriction other than any being subject to any lock-up period that may be agreed contractually between the Holder (as defined in Section 1.1) and the managing underwriter of the Initial Offering (as defined in Section 1.1).

5.8 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.8).

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By: /s/ GUSHAN ENVIRONMENTAL ENERGY LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

By: /s/ TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

FEROZ DEWAN

/s/ FEROZ DEWAN

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

KTB/UCI CHINA VENTURES I LIMITED

By: /s/ KTB/UCI CHINA VENTURES I LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

UNITED CAPITAL INVESTMENT CHINA VENTURE III LIMITED

By: /s/ UNITED CAPITAL INVESTMENT CHINA VENTURE III LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

ORDINARY SHAREHOLDERS:

GEMINO SUCCESS LIMITED

By: /s/ GEMINO SUCCESS LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

PARNELL SKYLINE LIMITED

By: /s/ PARNELL SKYLINE LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

MOUNTVIEW PATH LIMITED

By: /s/ MOUNTVIEW PATH LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

PO SANG GROUP LIMITED

By: /s/ PO SANG GROUP LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

GOOD CONCEPT INVESTMENTS LIMITED

By: /s/ GOOD CONCEPT INVESTMENTS LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

PEACE SHINE LIMITED

By: /s/ PEACE SHINE LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IDEANEW PROFITS LIMITED

By:	/s/ WONG Yuet Leung
Name:	Mr. WONG Yuet Leung
Title:	Director
Address:	Flat F, 36/F, Block 3, Estoril Court, 5 Garden Road, HK

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

BENTLEY DEVELOPMENT LIMITED

By:	/s/ BEH Yong Shin
Name:	BEH Yong Shin
Title:	Director
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

TIGER GLOBAL L.P.

By: /s/ TIGER GLOBAL L.P

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

TIGER GLOBAL II L.P.

By: /s/ TIGER GLOBAL II L.P

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

TIGER GLOBAL LTD.

By: /s/ TIGER GLOBAL LTD

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

NEERAJ CHANDRA

/s/ NEERAJ CHANDRA

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

TOURADJI GLOBAL RESOURCES MASTER FUND, LTD.

By:	/s/ Thomas S. Swan
Name:	Thomas S. Swan
Title:	Authorized Person
Address:	Specturn GFA, PO Box 10243 APO Anderson square, 4th Floor, KY1-1002 george Town, Grand Cayman Cayman Islands, BWI

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

BLUE RIDGE CHINA PARTNERS, L.P.

By:	Blue Ridge China Holdings L.P., its General Partner

By:	Blue Ridge Capital Offshore Holdings LLC, its General Partner

By:
Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

J&K GROUP MANAGEMENT LIMITED

By:	/s/ Huimin Wu
Name:	Huimin Wu
Title:	Director
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

UNITED CAPITAL INVESTMENT CHINA VENTURE IV LIMITED

By:	/s/ United Capital Investment China Venture IV Limited
Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

UNITED CAPITAL INVESTMENT CHINA VENTURE V LIMITED

By:	/s/ United Capital Investment China Venture V Limited
Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

UCI GUSHAN LIMITED

By:	/s/ UCI Gushan Limited
Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

BILLION ALLY INTERNATIONAL LIMITED

By: /s/ BILLION ALLY INTERNATIONAL LIMITED

Name:
Title:
Address:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

Schedule A

Schedule of Investors

Tiger Global Private Investment Partners III, L.P.

Feroz Dewan

United Capital Investment China Venture III Limited

KTB/UCI China Ventures I Limited

Schedule B

Schedule of Ordinary Shareholders

Gemino Success Limited

Parnell Skyline Limited

Mountview Path Limited

Po Sang Group Limited

Good Concept Investments Limited

Peace Shine Limited

Ideanew Profits Limited

Bentley Development Limited

Tiger Global L.P.

Tiger Global II L.P.

Tiger Global Ltd.

Neeraj Chandra

Touradji Global Resources Master Fund, Ltd.

Blue Ridge China Partners L.P.

J&K Group Management Limited

United Capital Investment China Venture IV Limited

United Capital Investment China Venture V Limited

UCI Gushan LimitedBillion Ally International Limited

Schedule C

Deed of Adherence

THIS DEED OF ADHERENCE is made on the         day of                      200[•]

by [name of investor], a company incorporated under the laws of [•], having its registered office at [•]. (the “New [Shareholder / Noteholder]”)

WHEREAS

(A)	Gushan Environmental Energy Limited (the “Company”) has issued convertible notes for an aggregate amount of US$25,000,000.00 convertible into Conversion Shares and the Noteholders have subscribed for the Notes on August 22, 2006.

(B)	The Company, the shareholders for the time being of the Company (the “Ordinary Shareholders”) and the Noteholders have entered into an investors’ rights agreement dated August 22, 2006 (“Investors’ Rights Agreement”) by which the Ordinary Shareholders, the Noteholders and the Company have agreed certain provisions relating to, inter alia, the acquisition and transfer of Equity Securities (as defined in the Investors’ Rights Agreement).

(C)	The New Shareholder / Noteholder wishes to purchase the Share(s) / Note(s) described below subject to and in accordance with the terms and conditions of the Investors’ Rights Agreement and accordingly enters into this Deed of Adherence.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED:

1.	Definitions and Interpretations

1.1	In this Deed (including the Recitals hereto), unless the subject or context otherwise requires, words defined in the Investors’ Rights Agreement shall have the same meanings when used herein.

1.2	Headings shall be ignored in the construction of this Deed.

2.	Operative Provisions

2.1	Effective Date

The effective date of this Deed of Adherence shall be [•] (the “Effective Date”).

2.2	Share(s) / Note(s)

The Share(s) / Note(s) to be acquired by the New Noteholder are give details of the Note and transferee

2.3	Undertaking of New Noteholder

In consideration of the rights to be accorded to the New Shareholder / Noteholder recited below in Clause 2.4, the New Shareholder / Noteholder undertakes, to each of the parties to the Investors’ Rights Agreement from time to time, that it will, with effect from the Effective Date assume, perform and comply with the provisions and obligations under the Investors’ Rights Agreement so far as they remain to be observed and performed, as if it had been a party to the Investors’ Rights Agreement at the date of execution thereof as a Shareholder / Noteholder.

2.4	Rights of New Shareholder / Noteholder

Pursuant to the Investors’ Rights Agreement, there shall be accorded to the New Shareholder / Noteholder with effect from the Effective Date all the rights of a Shareholder / Noteholder as if the New Shareholder / Noteholder had been a party to the Investors’ Rights Agreement at the date of execution thereof.

2.5	Notices

The address and fax number designated by the New Shareholder / Noteholder are:

Address: [•]

Fax: [•]

For the attention of: [•]

This Deed shall be read and construed in accordance with and governed by Hong Kong law.

IN WITNESS of which this Deed has been duly executed and delivered on the first date stated above.

Annex A

Confidentiality, Non-Compete and

Intellectual Property Rights Agreement

Confidentiality, Non-Compete and

Intellectual Property Rights Agreement

Party A :	Gushan Environmental Energy Limited

Party B :	Yu Jianqiu

THIS CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT (“Agreement”) is entered into on this                  in Hong Kong

by and between

(1)	Gushan Environmental Energy Limited (“Party A” or the “Company”);

and

(2)	Yu Jianqiu (“Party B”)

(individually a “Party” and collectively the “Parties”).

NOW, THEREFORE, as a result of mutual consultations between the Parties, the Parties hereby agree to enter into this Agreement and comply with the terms hereof in accordance with the principle of good faith.

1.	DEFINITION OF TRADE SECRETS

1.1	For purposes of this Agreement, a “Trade Secrets” refers to any proprietary technical information and business information belonging to Party A which is unknown to the public, of economic benefit to Party A, has a practical application and for which reasonable protective measures have been adopted by Party A; including without limitation, any of the following information or materials owned by Party A (regardless of the medium on which such information or materials are stored or recorded):

1.1.1	Party A’s company files and documents, such as any type of contract, agreement, letter of intent, personnel files, administrative documents and information regarding Party A’s investors, vendors, customers or suppliers;

1.1.2	any information relating to Party A’s business activities and business development, such as costs, business plans, business strategies (including pricing strategies), marketing strategy and plans, distributors, distribution channels, sales models, quotations, client lists and other relevant information;

1.1.3	information regarding Party A’s financial status, such as assets, debts, account receivable, status of commercial operations and investments;

1.1.4	information concerning Party A’s management methods;

1.1.5	algorithms, procedures or techniques and principles underlying such algorithms, procedures or techniques that are developed by Party A;

1.1.6	information relating to computer hardware and software development, including without limitation methods for the development of hardware and software and related drawings, testing result, operational manual, reports and record materials, software programs (including source codes, object codes, database, software installation and maintenance methods);

1.1.7	information relating to know-how, including technological methods, technological processes, data, design drawings, formulae, technical specifications, quality control and management as well as other relevant materials, which are not publicly available and have not been applied for registration as patent or other Intellectual Property Rights.

1.2	Party B acknowledges and agrees that, due to Party A’s business operations and the requirements of Party B’s position, Party B may, from time to time, have access to trade secrets (the type of such trade secrets are as defined in Article 1.1 above) that a third party permits Party A to have. Party B further acknowledges and agrees that, because Party A is obligated to undertake such confidentiality obligation in regard to such trade secrets, such information shall be deemed to be part of the Trade Secrets as defined within this Agreement and shall, therefore, fall within the scope of Party B’s confidentiality obligations as specified in Article 2 below.

2.	CONFIDENTIALITY OBLIGATIONS

2.1	Party B must perform the following obligations in respect of the Trade Secrets and abide by and strictly implement all confidentiality guidelines formulated by Party A, namely:

2.1.1	without Party A’s prior written consent, not to disclose a Trade Secret in any form whatsoever to any third party at any time;

2.1.2	without Party A’s prior written consent, not to use a Trade Secret for any purpose unrelated to his/her position with the Company;

2.1.3	not to copy any information that comprises a Trade Secret without written authorization, unless for the purpose of performing a task assigned to him/her by Party A; to abide by the confidentiality guidelines formulated by Party A when required to copy any information comprising a Trade Secret;

2.1.4	without Party A’s prior written consent, not to remove information constituting a Trade Secret from Party A’s office premises;

2.1.5	not to disclose any issues relating to a Trade Secret in a public place or through any public media (including, without limitation, telephone, e-mail, newspaper publications and the Internet); if Party B is required to disclose any information comprising a Trade Secret by way of such media, he shall promptly seek Party A’s prior written approval for the same and take appropriate measures as required by Party A to maintain the confidentiality of such information;

2.1.6	to prevent third parties from using improper means (such as bribery, cheating or other similar methods) to acquire any Trade Secret that is in Party B’s possession. For the purpose of this Agreement, the term “using improper means” as referred to in this Article shall include the acquisition of a Trade Secret by means of theft, fraud, intimidation, bribery, unauthorized reproduction, violation of confidentiality obligations, enticement of others to violate confidentiality obligations or other similar means.

2.1.7	If Party B violates the provisions of Articles 2.1.1 to 2.1.6 above and causes losses to Party A, then Party A shall have the right to terminate this Agreement immediately and Party B must compensate Party A in accordance with Hong Kong law.

2.2	The confidentiality obligations set forth in Article 2.1 above do not apply to the following information comprising a Trade Secret:

2.2.1	that which has been made known to the public, but excluding any information that has been disclosed to the public due to a violation by Party B of its confidentiality obligations;

2.2.2	that which has been given to Party B by a third party who is not obligated to maintain confidentiality;

2.2.3	that which has been obtained by Party B prior to the date of this Agreement; or

2.2.4	that which has been used or disclosed by Party B pursuant to a court order or other legal requirement, under which circumstances the extent of Party B’s use and disclosure of such shall be limited solely to that information or those materials required to be disclosed pursuant to the said legal requirement, and Party B shall notify Party A in advance of such use or disclosure so that Party A can adopt suitable protective measures.

2.3	If Party B is uncertain as to the nature and degree of confidentiality applicable to any piece of information, then he is obliged to seek written clarification from Party A. Party B agrees to treat such information as Trade Secret unless Party B has written verification from Party A that such information is neither confidential nor proprietary.

3.	DAMAGES FOR BREACH OF CONFIDENTIALITY OBLIGATIONS

If Party B violates any of the above confidentiality obligations, then he shall be liable to compensate Party A for any losses or damages incurred as a result thereof. Party B agrees that, if he violates any provision of this Agreement, Party A has the right to immediately request monetary compensation from Party B in accordance with Hong Kong law.

4.	NON-COMPETE OBLIGATIONS

4.1	Subject to Article 4.4, Party B hereby irrevocably represents and undertakes that, while he is a shareholder of the Company and for one (1) year thereafter, he shall not:

4.1.1	work for any business entity or engage in any kind of business which is of an identical nature to that of Party A or which competes, either directly or indirectly, with that of Party A (the “Restrained Business”), regardless of the position held by Party B and whether he works on a full or part-time basis;

4.1.2	engage in the Restrained Business, whether acting in his/her own name or in the other party’s name;

4.1.3	engage jointly with any third party in the Restrained Business; and

4.1.4	directly or indirectly hold shares in any entity, which engage in any kind of business in competition with Party A, in any name or in any manner.

4.2	If Party A wishes to shorten or discard the non-compete period as specified in Article 4.1 above prior to the expiration or termination of Party B’s term of appointment, it may provide timely notification of such to Party B.

4.3	If Party B violates any provision of this Agreement and causes losses for and damages to Party A as a result thereof, then Party B shall compensate Party A for such losses and damages.

4.4	The non-compete obligations of Party B under Article 4.1 shall not apply, and Party B shall not be subject to the restraints set forth in Article 4.1, in the following circumstances:

4.4.1	Party B or any company which he is interested may invest, participate in and engage in the Restrained Business if the terms of such investment, participation or engagement in the Restrained Business have been first offered to Party A, and the board of directors of Party A (with those directors who are interested in such Restrained Business and their respective associates abstaining from voting), including the Director that is designated by Tiger Global Private Investment Partners III, L.P., has confirmed that Party A does not intend to carry on or engage in such Restrained Business; and

4.4.2	Party B and/or his respective associates holding or being interested in shares or other securities in any company which conducts or is engaged in any Restrained Business (“Subject Company”) provided that (1) such shares or securities are listed on a recognized stock exchange; and (2) the aggregate number of shares held by Party B and/or his associates do not exceed 5% of the issued shares of the Subject Company or Party B and his respective associates do not have board or management control of the Subject Company.

5.	NON-SOLICITATION

Party B agrees that, during the time he is a shareholder of the Company and for one (1) year thereafter, he will not offer employment to any employee of Party A, or attempt to induce or influence any employee of Party A to leave the employ of Party A or solicit business from any customers or suppliers of Party A to do business with any entity competing with Party A.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Party B represents and warrants to Party A that he shall not, during the time he is a shareholder of the Company and at any time thereafter, infringe, obtain or use any Intellectual Property Rights (as defined in Article 7.2 below) of Party A.

6.2	For the purpose of this Agreement, the term “Intellectual Property Rights” shall mean

6.2.1	copyright;

6.2.2	trademarks (including product trademarks and service trademarks), trade names and other rights which are relevant to commercial logos, regardless of whether the medium of expression is words, graphics, or a combination thereof;

6.2.3	rights relating to invention patents, utility models and design patent (regardless of whether they are registered or under application);

6.2.4	Trade Secrets; and

6.2.5	all other intellectual property rights, including but not limited to goodwill and database right.

6.3	Party B acknowledges and agrees that, during the time that he is a shareholder of the Company, all inventions or designs made by him primarily with the use of Party A’s materials or technical resources shall be regarded as work-related inventions or designs, and the right to apply for the patent of such work-related inventions or designs shall belong to Party A. Upon securing the approval for the grant of such patent, Party A shall become the owner of such patent. However, if Party B has made creative contributions to the substantive features of such work-related inventions or designs, Party B shall have the right of attribution to the relevant invention or design.

6.4	Party B agrees that, during the time that he is a shareholder of the Company, Party B shall create copyright works pursuant to Party A’s instructions and arrangement. The creation of such works shall be sponsored by Party A and represent Party A’s will. As such, Party A shall assume the responsibility for the creation of such works, and which works shall be deemed to be the works created by a legal person and Party A shall enjoy the copyright thereof. In addition, Party B agrees that during the time that he is a shareholder of the Company, copyright in any other works created by Party B primarily with the use of Party A’s materials and technology resource shall belong to Party A. Party B further agrees that, in any event, it will not claim the right of attribution against Party A by any means (such as legal proceedings. (Unless under the circumstances where the right of attribution must belong to Party B in according with the PRC law, Party B will be entitled to the right of attribution, but Party A shall enjoy all other rights associated with the copyright.)

6.5	Party B agrees that, during the time that he is a shareholder of the Company, all other Intellectual Property Rights (including, without limitation, trademarks, logos, product designs and packaging) shall belong to Party A if such rights are created primarily with the use of Party A’s materials and technical resources.

6.6	Party B agrees that, during the time that he is a shareholder of the Company and at all times thereafter, when requested by Party A at any time in writing, he will, at Party A’s reasonable expense, assist Party A to complete the relevant application and registration procedures or other legal formalities both within the territory of PRC and abroad (including the signing of all written documents and being a witness in a lawsuit), enabling Party A to obtain benefits to be derived from the aforementioned Intellectual Property Rights, and to undertake all other matters necessary for this purpose as requested by Party A.

6.7	Party B agrees that, any materials relating to the aforementioned Intellectual Property Rights, such as recording using words, blueprints, audio or visual means, shall be regarded as Party A’s property. Party B warrants that he shall not, at any time, disclose the contents of such aforementioned materials to any person, unless it is disclosed to the person duly authorized by Party A in writing, and, upon Party A’s request at any time, provide such materials to Party A.

7.	MISCELLANEOUS

7.1	Neither Party may assign any or all of its obligations hereunder to any third party, unless otherwise agreed in writing with the other Party.

7.2	No amendment or supplement to this Agreement shall be made unless mutually agreed by the Parties. An amendment or supplement to this Agreement shall only become effective if it is made in writing and signed by the Parties.

7.3	This Agreement shall enter into effect as of the date of its signing by the Parties.

7.4	Neither Party’s performance of its obligations hereunder shall be affected by any change in the name of such Party’s legal representatives, successors or assignees after the Agreement takes effect.

7.5	This Agreement shall be governed by Hong Kong law and shall be construed and interpreted in accordance with the laws of Hong Kong. In the event a dispute arises in connection with the interpretation or implementation of this Agreement between the parties, the relevant parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the date on which a party has served notice on the other parties for the commencement of such discussions, then the dispute shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for binding arbitration, which shall be conducted in accordance with the HKIAC’s arbitration rules in effect at the time of such submission for arbitration. The arbitration shall be conducted in Hong Kong. There shall be three (3) arbitrators. Each party each shall select one (1) arbitrator and the HKIAC shall select a person who is not a citizen of the PRC or Italy to be the third arbitrator. The arbitration proceedings shall take place and be recorded in both Chinese and English and aim to be completed within four (4) months. The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. The costs of arbitration shall be borne by the party or parties in equal parts unless otherwise decided in the arbitration award.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARTY A GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/s/ YU JIANQIU
Name:
Title:
Address:

PARTY B YU JIANQIU

By:	/s/ YU JIANQIU
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Address: